Exhibit (m)(ii)(B)

SCHEDULE A TO THE SHAREHOLDER SERVICE PLAN

DIREXION INSURANCE TRUST

Investor Class:

Dynamic VP HY Bond Fund

Direxion VP Indexed Commodity Strategy Fund

Direxion VP Indexed Managed Futures Strategy Fund

Direxion VP Long/Short Global Currency Fund

Direxion Zacks VP MLP High Income Fund

Last revised August 14, 2013